Exhibit 10.13

EXECUTION VERSION

SUBLEASE

dated as of

March 23 , 2006

between

THE GOLDMAN SACHS GROUP, INC., Sublandlord

and

TRADESTATION SECURITIES, INC., Subtenant

Exhibit A	Plan of 48th Floor Showing Sublease Premises
Exhibit B	Intentionally Deleted
Exhibit C	Incorporated Provisions
Exhibit D	Letter of Credit
Exhibit E	Overlease

-i-

SUBLEASE

dated as of the Sublease Date between Sublandlord and Subtenant

W I T N E S S E T H:

WHEREAS Sublandlord is now the tenant under the Overlease which demises portions of the Building (the premises from time to time demised by the Overlease (including any premises hereafter added to the Overlease) being herein called the “Overlease Premises”); and

WHEREAS Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sublandlord and Subtenant agree as follows:

1.	Definitions and Basic Terms

Set forth below are certain definitions and basic terms of this Sublease.

1.1	Sublease Date	March 23 , 2006

1.2	Sublandlord	The Goldman Sachs Group, Inc., a Delaware corporation

1.3	Subtenant	TradeStation Securities, Inc., a Florida corporation

1.4	Overlandlord	the landlord under the Overlease.

1.5	Overlease	that certain lease dated March 31, 1999 (the “Original Lease”), originally between Tower Leasing, Inc., as landlord, and The Goldman Sachs Group, L.P., as tenant, as amended by First Amendment to Lease dated as of August 27, 1999, by Second Amendment to Lease dated as of October 1, 1999, by Third Amendment to Lease dated as of June 26, 2000, by Fourth Amendment to Lease dated as of March 5, 2003 and as hereafter modified or amended from time to time. Any reference in this Section 1.5 to a lease or other document shall include all exhibits and other attachments thereto.

1.6	Incorporated Provisions:	the provisions of the Overlease listed on Exhibit C hereto.

1.7	Building	Sears Tower, 233 South Wacker Drive, Chicago, Illinois

1.8	Sublease Premises	the portion of the 48th floor of the Building shaded on Exhibit A hereto.

1.9	Expiration Date	February 27, 2011

1.10	Sublease Base Rental Rate	$19.00 per annum per rentable square foot; provided, however, that on the first and each subsequent anniversary of the Nominal Commencement Date the Sublease Base Rental Rate shall increase by $0.50 per annum. For example, effective commencing on the third anniversary of the Nominal Commencement Date the Sublease Base Rental Rate shall be $20.50 per annum per rentable square foot. Promptly after the Commencement Date, Sublandlord and Subtenant shall execute a memorandum confirming the amount of Base Rent to be paid on the various dates throughout the term giving effect to (i) the provisions of this Section 1.10, and (ii) the rent abatements provided for in Section 3.1 of this Sublease; provided, however, that (a) the failure or refusal of either party to execute such memorandum shall not constitute a default hereunder or affect or change the rights or obligations of the parties under this Sublease, and (b) such memorandum shall be subject to, and shall not affect or change the rights or obligations of the parties under this Sublease.

1.11	Sublease Premises Rentable Area	10,400 rentable square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for purposes of this Sublease regardless of the actual area of the Sublease Premises. Sublandlord shall not be deemed to have represented the accuracy of the Sublease Premises Rentable Area.

1.12	Sublease Base Year	2006

1.13	Recognized Broker	Studley, Inc.

1.14	Required Security Deposit Amount	$100,000.

1.15	Tenant Improvement Allowance Amount	$12.50 per rentable square foot of the Sublease Premises

1.16	this Sublease	this Agreement of Sublease, including the Incorporated Provisions as incorporated herein. The terms “herein,” “hereunder”, “hereinafter”, etc. refer to this Agreement of Sublease, including the Incorporated Provisions as incorporated in this Sublease.

1.17	Subtenant’s Share	The ratio of the rentable square footage of the Sublease Premises divided by the rentable square footage of the Overlease Premises (as such rentable square footage of the Overlease Premises may change from time to time). As of the date of this Sublease, the parties agree that Subtenant’s Share is 4.27436%.

2.	Demise; Term; Permitted Use

2.1	Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Sublease Premises upon and subject to the terms and conditions hereinafter set forth. In addition, Subtenant shall have the right to use, in common with others and to the same extent as Sublandlord, the common areas of the Building, including without limitation, the lobby, public entrances, public stairways and public elevators of the Building.

2.2	The term of this Sublease shall commence on the date (the “Commencement Date”) which is the latest to occur of (a) the date on which the Overlandlord shall have consented to this Sublease in accordance with Section 15 below, and (b) the date that the Demising Work (as hereinafter defined) is complete. The “Nominal Commencement Date” shall mean the Commencement Date, except that if the Commencement Date occurs on a day other than the first day of a calendar month, the Nominal Commencement Date shall mean the first day of the first calendar month following the Commencement Date.

2.3	The term of this Sublease shall expire on the Expiration Date or on such earlier date upon which such term shall expire or be terminated pursuant to any of the provisions of this Sublease or pursuant to law. Subtenant shall have no right to renew or extend this Sublease.

2.4	Subtenant shall use the Sublease Premises for the purposes permitted under the Overlease, and for no other purposes. Notwithstanding the foregoing, no part of the Sublease Premises shall be used for cooking or a cafeteria or other dining facility; provided, however, that to the extent permitted by, and subject to compliance with all of the applicable provisions of, the Overlease, Subtenant shall be allowed to have a pantry consistent with, and including such appliances and vending machines as are typically found in, pantries of other tenants in the Building.

2.5

Subtenant shall, at its sole expense, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate to Subtenant’s use or occupancy of the Sublease Premises, including all equipment and systems therein; provided, however, that Subtenant shall not be obligated to make any repair or alteration to any structural element of the Building in order to comply with requirements of any governmental authority unless same is due to Subtenant’s manner of use of the Sublease Premises (i.e. other than ordinary office and ancillary uses). Additionally, Subtenant agrees to observe the rules and regulations for the Building promulgated by the Overlandlord from time to time. Sublandlord represents that it has not received any written notice from any governmental authority of any violation of any requirement of any governmental authority relating to the condition, use or occupancy of the Sublease Premises, including all equipment and systems therein, excluding any such violations which, to the best of Sublandlord’s knowledge, have heretofore been cured. If Overlandlord or any governmental officer or agency shall issue any written notice or demand requiring the remediation or correction of any condition in the Sublease Premises existing on the date of this Sublease which, on the date of this Sublease, is in violation of any legal requirement applicable as of such date, then Sublandlord shall pay when due the reasonable actual out-of-pocket costs and expenses incurred by Subtenant in remedying or correcting such violation in an amount not to exceed $25,000 in the aggregate for all such notices or demands over the term of this Sublease, provided that (a) such violation does not arise out of any change in or to the Sublease Premises made after the date of this Sublease by Subtenant, (b) Subtenant promptly furnishes to Sublandlord a copy of such notice or demand received by Subtenant from Overlandlord or any governmental officer or agency, and (c) Sublandlord shall have given its prior approval of the work or other actions proposed to be taken by Subtenant to effect such remedy, which approval shall not unreasonably be withheld.

3.	Rents

3.1	Subtenant shall pay to Sublandlord rent (“Base Rent”) at a rate per annum equal to the Sublease Base Rental Rate, payable in equal monthly installments in advance on the Commencement Date and on the first day of each month thereafter, pro-rated for any partial month. Provided that Subtenant shall not be in default in any material respect under this Sublease, Base Rent shall be abated on the entire Sublease Premises for the following periods, (i) the one hundred five (105) day period commencing on the Nominal Commencement Date, (ii) the two (2) month period commencing on the first anniversary of the Nominal Commencement Date, and (iii) the two (2) month period commencing on the second anniversary of the Nominal Commencement Date.

3.2

Commencing immediately after the Sublease Base Year and continuing for the balance of the term of this Sublease, Subtenant shall pay to Sublandlord Subtenant’s Share of the amount by which Operating Expenses or Variable Operating Expenses (as such terms are defined in the Overlease) exceed the Operating Expenses or Variable Operating Expenses for the Sublease Base Year. Subtenant’s payments under this Section 3.2 shall commence no earlier than January 1, 2007 and shall be made on an estimated basis (on the basis of reasonable, good faith estimates furnished by Sublandlord) during each calendar year, subject to reconciliation after Overlandlord issues its related annual statement under Article 3 of the Overlease. Subtenant’s payments under this Section 3.2 shall be due on the dates on which Sublandlord’s payments under the corresponding provisions of the Overlease are due to Overlandlord and shall be pro-rated for any partial month or year; provided, however, that (except for subsequent continuing equal monthly payments) no such payment shall be due until thirty (30) days after Sublandlord shall have furnished Subtenant with notice thereof. If Sublandlord shall receive from Overlandlord any credit or refund in respect of Operating Expenses or Variable Operating Expenses for any year after the Sublease Base Year, Sublandlord shall give to Subtenant a credit or refund to be applied to the next subsequent monthly billing from Sublandlord to Subtenant in an amount equal to Subtenant’s Share of the credit or refund received from Overlandlord less Subtenant’s Share of any reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in connection with obtaining such credit or refund from Overlandlord. In no event shall the amount of the refund paid to Subtenant exceed the amount paid by Subtenant for Operating Expenses or Variable Operating Expenses with respect to that year. If the amount of the Operating Expenses or Variable Operating Expenses for the Sublease Base Year is adjusted, the adjusted amount shall be used for computing Subtenant’s liability under this Section 3.2 with respect to all periods after such reduction and for recomputing Subtenant’s liability with respect to all periods prior to such reduction. Subtenant shall pay Sublandlord any additional amounts due in respect of all such prior periods within thirty (30) days of Sublandlord’s bill therefor.

3.3

Commencing immediately after the Sublease Base Year and continuing for the balance of the term of this Sublease, Subtenant shall pay to Sublandlord Subtenant’s Share of the amount by which Taxes (as such term is defined in the Overlease) exceed Taxes for the Sublease Base Year. Subtenant’s payments under this Section 3.3 shall commence no earlier than January 1, 2007 and shall be made on an estimated basis (on the basis of estimates furnished by Sublandlord) during each calendar year, subject to reconciliation after Overlandlord issues its related annual statement under Article 3 of the Overlease. Subtenant’s payments under this Section 3.3 shall be due on the dates on which Sublandlord’s payments under the corresponding provisions of the Overlease are due to Overlandlord and shall be pro-rated for any partial month or year; provided, however, that (except for subsequent continuing equal monthly payments) no such payment shall be due until thirty (30) days after Sublandlord shall have furnished Subtenant with notice thereof. If Sublandlord shall receive from Overlandlord any credit or refund in respect of Taxes for any year after the Sublease Base Year, Sublandlord shall give to Subtenant a credit or refund to be applied to the next subsequent monthly billing from Sublandlord to Subtenant in an amount equal to Subtenant’s Share of the credit or refund received from Overlandlord less Subtenant’s Share of any reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in connection with obtaining such credit or refund from Overlandlord. In no event shall the amount of the refund paid to Subtenant exceed the amount paid by Subtenant for Taxes with respect to that year. If the amount of Taxes for the Sublease Base Year is adjusted, the adjusted amount shall be used for computing Subtenant’s liability under this Section 3.3 with respect to all periods after such reduction and for recomputing Subtenant’s liability with respect to all periods prior to such reduction. Subtenant shall pay Sublandlord any additional amounts due in respect of all such prior periods within ten (10) days of Sublandlord’s bill therefor.

3.4	Subtenant shall, within thirty (30) days of written demand, pay or reimburse Sublandlord for all amounts payable under the Overlease arising out of any goods or services requested by Subtenant that are not included in services that Overlandlord is required under the Overlease to provide without additional charge, including (a) supplemental chilled or condenser water (but Subtenant shall not be entitled to any supplemental chilled or condenser water available to Sublandlord under the Overlease), (b) overtime HVAC (and Subtenant understands that if it requests overtime HVAC it shall be liable for the amount payable under the Overlease in respect of providing the same to the entire floor on which the Sublease Premises are located), (c) extra cleaning, (d) overtime or dedicated freight elevator service, (e) keys, locks or signage, (f) construction of alterations, additions or improvements in or to the Sublease Premises, and (g) any maintenance, repair or other service for which a separate charge is made by Overlandlord. This Section 3.4 shall not be applicable to electricity which is covered by Article 9 below.

3.5	As used herein the term “additional rent” shall refer to all sums of money which shall become due and payable by Subtenant to Sublandlord hereunder, other than Base Rent, and the term “rents” shall refer to Base Rent and additional rent. All rents shall be payable in lawful money of the United States at such place and to such person as Sublandlord shall from time to time designate in writing. Until Sublandlord shall otherwise direct in writing to Subtenant, rents shall be paid to The Goldman Sachs Group, Inc., Corporate Services-Financial Controls, 180 Maiden Lane, New York, New York 10004.

3.6	Subtenant shall promptly pay all rents as and when the same become due and payable without setoff, offset or deduction of any kind whatsoever and, if Subtenant fails to pay any additional rent when due, Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity as in the case of non-payment of Base Rent.

3.7	Sublandlord’s failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to issue a bill or demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any rents which may have become due pursuant to this Sublease. Subtenant’s liability for rents accruing during or pertaining to the term of this Sublease shall survive the expiration or sooner termination of this Sublease.

4.	Condition of the Sublease Premises

4.1	Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Sublease Premises (including any latent defects in the Sublease Premises), the uses to which the Sublease Premises may be put, or any other matter or thing affecting or relating to the Sublease Premises. Except as may be provided in Section 2.5 hereof, Subtenant shall not be obligated to make any repair or alteration to any structural element of the Building; provided, however, the foregoing shall not be deemed to create any affirmative obligation of Sublandlord to make any repair or alteration to any structural element of the Building pursuant to this Sublease.

4.2	Sublandlord shall, at its expense, construct a demising wall up to deck (with partitions having a fire rating of at least 1 hour) as more particularly shown on Exhibit B hereto, to separate the Sublease Premises from the remaining Overlease Premises (collectively, the “Demising Work”). Otherwise, Subtenant agrees to accept the Sublease Premises in their “as is” condition on the date hereof, as the same may be affected by reasonable wear and tear between the date hereof and the Commencement Date, and Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Sublease Premises, or any portion thereof, for Subtenant’s occupancy.

5.	Subordination to and Incorporation of the Overlease

5.1

This Sublease is subordinate to the Overlease, and to all leases, mortgages and other rights or encumbrances to which the Overlease is or becomes subject or subordinate. This provision shall be self-operative but Subtenant shall within five (5) business days of Sublandlord’s request execute any instrument requested by Sublandlord or Overlandlord to evidence or confirm the same. Sublandlord represents and warrants that (a) a true and complete copy of the Overlease as in effect on the date hereof (excluding redacted terms and conditions not relevant to Subtenant) is attached hereto as Exhibit E, (b) the Overlease is in full force and effect, (c) Sublandlord is not in default in the payment of rent or additional rent under the Overlease, and to the best of Sublandlord’s knowledge, Sublandlord is not in default in the performance of any other covenant contained under the Overlease, (d) Sublandlord has not received any notice of default under the Overlease, except for any defaults which Sublandlord has cured and Overlandlord is no longer claiming to exist, and (e) Sublandlord has not received any notice from a governmental body or other source that the Sublease Premises is in violation of any applicable laws, except for any such violation (if any) which has been cured. Sublandlord will not enter into any agreement with Overlandlord, whether by an amendment to the Overlease or otherwise, that (i) increases the obligations of Subtenant under this Sublease, or (ii) decreases the rights of Subtenant under this Sublease. If the provisions of this Sublease conflict with or are inconsistent with any of the Incorporated Provisions, the provisions of this Sublease shall control.

5.2	Sublandlord shall not voluntarily terminate or voluntarily consent to the termination of the Overlease in whole or with respect to the Sublease Premises unless such termination is effected pursuant to a right of termination arising out of casualty or condemnation set forth in the Overlease (it being understood that Sublandlord shall have the right to exercise any such right of termination). Sublandlord shall not suffer or permit the Overlease to be terminated by reason of a default under the Overlease not arising out of a default hereunder by Subtenant or any other subtenant of the Overlease Premises. If the Overlease shall terminate for any reason then this Sublease shall also terminate. Sublandlord shall not have any liability to Subtenant on account of any such termination unless such termination (a) shall have arisen out of a default under the Overlease not arising out of a default hereunder by Subtenant, or (b) shall have been effected by Sublandlord in violation of this Section 5.2.

5.3	Intentionally deleted.

5.4	Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated Provisions are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that, unless the context requires otherwise:

5.4.1	references in such provisions to Owner, Landlord or Lessor shall be deemed to refer to Sublandlord;

5.4.2	references in such provisions to Tenant or Lessee shall be deemed to refer to Subtenant;

5.4.3	references in such provisions to the Premises or the Demised Premises or the Leased Premises shall be deemed to refer to the Sublease Premises;

5.4.4	references in such provisions to the Term shall be deemed to refer to the term of this Sublease;

5.4.5	references in such provisions to other provisions of the Overlease that are not incorporated herein shall be disregarded; and

5.4.6	references in such provisions to subleases, sublettings or subtenants shall be deemed to refer to subsubleases, subsublettings or subsubtenants.

5.5	Notwithstanding the incorporation herein of the Incorporated Provisions, (a) Sublandlord shall not be deemed to have made any representation made by Overlandlord in the Overlease, and (b) Sublandlord shall not be obligated

5.5.1	to provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide,

5.5.2	to make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make,

5.5.3	to comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply, or

5.5.4	to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take,

(all the foregoing being herein called the “Building Services”) and Sublandlord shall have no liability to Subtenant on account of any failure of Overlandlord to do so, or on account of any failure of Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord, or on account of any other act or omission of Overlandlord.

Subtenant shall not be entitled to any abatement or diminution of rent for any period on account of the untenantability of the Sublease Premises or otherwise (including any such abatement or diminution provided for in any of the Incorporated Provisions), except that (a) if Sublandlord is entitled to an abatement of rent under the Overlease with respect to any portion of the Sublease Premises with respect to any day then Subtenant shall be entitled to an abatement of rent hereunder with respect to such portion of the Sublease Premises with respect to such day, or (b) if there is an interruption or diminution of any Building Services to the Sublease Premises, and if (i) such interruption or diminution does not arise as a result of an act or omission of Subtenant, (ii) such interruption or diminution does not arise as a result of a matter or condition affecting two or more city blocks, such as a city-wide power outage, (iii) as a result of such interruption or diminution, the Sublease Premises or any material portion thereof is rendered untenantable (meaning a lack of elevator access or Subtenant’s inability to reasonably use the Sublease Premises or such material portion thereof in the normal course of its business) and Subtenant in fact so ceases to use the Sublease Premises or such material portion thereof for the normal conduct of its business, and (iv) such interruption or diminution continues for a period of five (5) or more consecutive business days, then (without duplication of any abatement of rent for the same day under clause (a) of this sentence) the rent payable hereunder shall be equitably abated according to the percentage of the space in the Sublease

Premises so rendered untenantable and not being used by Subtenant; and the abatement of rent under this clause (b) shall become effective as of the day the Sublease Premises or such material portion thereof becomes untenantable and Subtenant ceases to use such space for the normal conduct of its business.

Furthermore, if there is an interruption or diminution of, or failure of Landlord to provide, any Building Services to the Sublease Premises, and if (i) such interruption or diminution or failure to provide does not arise as a result of an act or omission of Subtenant, (ii) such interruption or diminution or failure to provide does not arise as a result of a matter or condition affecting two or more city blocks, such as a city-wide power outage, (iii) as a result of such interruption or diminution or failure to provide, the Sublease Premises or any material portion thereof is rendered untenantable (meaning a lack of elevator access or Subtenant’s inability to reasonably use the Sublease Premises or such material portion thereof in the normal course of its business) and Subtenant in fact so ceases to use the Sublease Premises or such material portion thereof for the normal conduct of its business, and (iv) such interruption or diminution or failure to provide continues for a period of sixty (60) or more consecutive days, then Subtenant shall have the right, by written notice to Sublandlord at any time after such sixty (60) day period and for so long as a the Sublease Premises or any material portion thereof remains untenantable, to terminate this Sublease as of the date of Subtenant’s notice.

5.6	Whenever Subtenant desires to do any act or thing which requires the consent or approval of Overlandlord:

5.6.1	Subtenant shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublandlord (and Sublandlord’s right to withhold consent or approval shall be independent of Overlandlord’s right, but shall not be unreasonably withheld or delayed unless expressly set forth herein);

5.6.2	Subtenant shall not request Overlandlord’s consent or approval directly (and no efforts by Sublandlord to obtain Overlandlord’s consent or approval shall constitute Sublandlord’s consent or approval or prejudice Sublandlord’s right to withhold consent or approval); and

5.6.3	in no event shall Sublandlord be required to give its consent or approval prior to Overlandlord doing so.

5.7	Sublandlord agrees, upon Subtenant’s request and at Subtenant’s expense, to use commercially reasonable, diligent efforts (including sending demand letters and default notices and exercising self-help rights if granted under the Overlease, but excluding litigation or arbitration),

5.7.1	to obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance, Sublandlord shall be entitled to withhold its consent or approval even if Overlandlord shall have granted its consent or approval); and.

5.7.2	to cause Overlandlord to provide to the Sublease Premises the services required to be provided by Overlandlord under the following provisions of the Overlease (excluding any portions thereof redacted on Exhibit C to this Sublease):

(a) Section 6(a)(i), excluding the fifth paragraph thereof regarding installation of humidification equipment,

(b) the first paragraph of Section 6(a)(ii),

(c) Section 6(a)(iii),

(d) Section 6(a)(iv),

(e) Section 6(a)(v),

(f) Section 6(a)(vi),

(g) Section 6(a)(vii),

(h) Section 6(a)(viii),

(i) the first sentence of Section 6(i),

(j) Section 7(a),

(k) Article 11, and

(l) Exhibit F.

Subtenant shall not have any right to the services or facilities provided under any other provisions of the Overlease, e.g. Section 6(f) and 6(g) of the Overlease.

5.8	Subtenant shall observe and perform each and every term, covenant and condition of the Incorporated Provisions of the Overlease (other than Articles 2 and 3 thereof which are superseded hereby), and as to any term, covenant or condition requiring performance by a certain date or time or within a certain period, Subtenant shall perform the same by the date or time two (2) business days prior to the date or time provided for in the Overlease or within a period ending two (2) business days prior to the period provided for in the Overlease.

5.9	If Subtenant shall fail to perform any of its obligations hereunder within the time periods provided for in this Sublease (including by virtue of the Incorporated

Provisions), Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligations, at Subtenant’s expense, and Subtenant shall, within thirty (30) days of Sublandlord’s demand from time to time, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in doing so. Except (a) in case of any emergency or (b) if Overlandlord shall have required performance or given a notice or demand with respect thereto, Sublandlord shall give Subtenant no less than five (5) days prior written notice of its intention to take action pursuant to this Section 5.9.

6.	Insurance and Indemnification

6.1	Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to furnish insurance to or for Sublandlord, Subtenant also shall be required to furnish such insurance to or for Overlandlord and such other persons as shall be entitled thereto under the Overlease, provided that, in the case of any such other person not named in the Overlease, Sublandlord shall have notified Subtenant thereof.

6.2	Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to indemnify or defend Sublandlord, Subtenant shall be required also to indemnify or defend Overlandlord and such other persons as shall be entitled thereto under the Overlease.

6.3	In addition to Subtenant’s obligations under Section 6.2 of this Sublease, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of any failure by Subtenant to observe or perform any of the terms, covenants or conditions of this Sublease required to be observed or performed by Subtenant (including the provisions of the Overlease), including any loss, cost, damage or expense which may result from (i) any default under or termination of the Overlease to the extent arising by reason of any such failure, or (ii) any holding over by Subtenant in the Sublease Premises beyond the expiration or sooner termination of this Sublease, including any such liability with respect to the entire Overlease Premises arising out of such holding over by Subtenant.

7.	Covenant of Quiet Enjoyment

Sublandlord covenants that Subtenant may peaceably and quietly enjoy the Sublease Premises without disturbance, subject nevertheless to the terms and conditions of this Sublease and to the Overlease and any other leases and mortgages to which this Sublease is subordinate.

8.	Assignment and Subsubletting

8.1	Without the prior written consent of Overlandlord and Sublandlord in each instance:

(a) neither this Sublease nor any interest therein shall be assigned, conveyed, encumbered or otherwise transferred, including by operation of law;

(b) Subtenant shall not permit to occur or permit to exist any assignment of this Sublease, or any lien upon Subtenant’s interest, voluntarily or by operation of law;

(c) the Sublease Premises shall not be subsublet in whole or in part;

(d) Subtenant shall not advertise as available for subsublet or assignment all or any part of the Sublease Premises; and

(e) the Sublease Premises shall not be used or occupied by any person other than Subtenant or its employees, in whole or in part.

8.2	Any subsublease shall be subject and subordinate to this Sublease. No assignment shall be valid or effective unless and until the assignee shall have delivered to Sublandlord an instrument, in form satisfactory to Sublandlord, pursuant to which the assignee assumes the due observance and performance of all of the obligations of Subtenant hereunder from and after the date of such assignment.

8.3	No assignment or subsublease or use or occupancy by another shall release the Subtenant named herein or any of its successors from any liability hereunder. If this Sublease is assigned or the Sublease Premises or any part thereof are subsublet or used or occupied by another in violation of this Sublease then Sublandlord may collect rents from or accept performance from the assignee, subsubtenant, user or occupant and no such collection or acceptance shall effect any such release or be deemed to constitute Sublandlord’s consent to any assignment, subsubleasing, use or occupancy.

8.4	Any sale, transfer, issuance or redemption of membership, stock or capital interests in Subtenant (or any parent company of Subtenant) or any subsubtenant (or any parent company of any subsubtenant), whether by operation of law or otherwise, whether in a single transaction, a series of transactions or otherwise, which results, directly or indirectly, in a change in control of Subtenant or any subsubtenant shall be deemed to constitute an assignment of this Sublease or such subsublease to which all of the terms and provisions of this Article 8 shall be applicable.

8.5	The liability of Subtenant for the due performance of this Sublease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Sublandlord with any assignee or successor in interest of Subtenant extending the time of or modifying any of the obligations contained in this Sublease, or by any waiver or failure of Sublandlord to enforce any of the obligations of this Sublease, and Subtenant shall continue to be liable under this Sublease notwithstanding any such agreement, stipulation, waiver or failure. If any such agreement or modification operates to increase the obligations of the subtenant under this Sublease, the obligations of Subtenant shall, unless Subtenant shall have consented to such agreement or modification in writing, continue to be no greater than if such agreement or modification had not yet been made.

8.6	Sublandlord’s consent to any subsublease or assignment shall not deemed or construed to modify, amend or affect the terms and provisions of this Sublease, or Subtenant’s obligations hereunder, and all such terms and provisions shall apply to Subtenant, the all of the occupants of the Sublease Premises (including Subtenant, the subtenant and the assignee. Any act or omission of any subsubtenant or assignee shall constitute an act or omission of Subtenant. If and to the extent of a conflict between this Sublease and the subsublease or assignment, this Sublease shall be controlling in same manner as if the subsublease or assignment had not been made.

8.7	Subtenant shall include in any subsublease a provision prohibiting the assignment of such subsublease (including with respect to the subsubtenant, a provision in the form of Section 8.4 of this Sublease) or any subsubsubletting thereunder without the consent of Overlandlord and Sublandlord in each instance obtained.

8.8

If Subtenant desires Sublandlord’s consent to an assignment or subsubletting, Subtenant shall furnish to Sublandlord (i) a fully-executed letter of intent or term sheet (a “Term Sheet”) with respect to such assignment or subsublease, setting forth all of the material terms thereof, including (a) the identity of the assignee or subsublessee; (b) in the case of a subsubletting, the term thereof; (c) consideration to be paid for any such assignment or subsubletting, including the base or fixed minimum rent thereunder; (d) any free rent or other economic concessions provided thereunder; (e) a description of the costs of tenant improvements or work allowance thereunder; and (f) other material terms thereof of the proposed Lease, and (ii) such information relative to the proposed assignee or subsubtenant as Sublandlord may reasonably request, including (a) information on the business and principals of the proposed assignee or subsubtenant, and (b) the most recent financial statements of the assignee or subsubtenant. Within twenty-five (25) days after Sublandlord’s receipt of all required information to be supplied by Subtenant under this Section 8.8, Sublandlord shall notify Subtenant in writing of Sublandlord’s approval or disapproval of any proposed assignment or subletting or, if applicable, of Sublandlord’s election to recapture as described below. If Sublandlord fails to deliver written notice to Subtenant that it disapproves of the proposed assignment or subsublease or, if applicable, is exercising its right to recapture, within such twenty-five (25) day period, then Subtenant may thereafter submit to Sublandlord a notice requesting approval of such assignment or subsublease that states clearly, in 14-point type or larger: “THIS IS A REQUEST FOR APPROVAL OF A PROPOSED ASSIGNMENT OR SUBSUBLETTING. IF SUBLANDLORD DOES NOT RESPOND WITHIN SEVEN (7) DAYS OF RECEIPT OF THIS NOTICE, APPROVAL OF SUCH PROPOSED ASSIGNMENT OR SUBSUBLETTING SHALL BE DEEMED GIVEN”. If Sublandlord fails to respond in writing within seven (7) days of receipt of such notice, then Sublandlord’s approval to such proposed assignment or subsubletting shall be deemed given. Sublandlord shall not unreasonably withhold or delay its consent; provided, however, that (A) without limiting the generality of the foregoing, Sublandlord shall be entitled to withhold its consent if (i) Overlandlord shall have withheld consent, (ii) Subtenant shall be in default under this Sublease, (iii) the proposed assignee or subsubtenant (or an affiliate thereof) is an occupant of any part of the Overlease Premises or is a person with whom Sublandlord has been in negotiations at any time during the preceding six months for any part of the Overlease Premises, (iv) in the judgment of Sublandlord, the proposed assignee or subsubtenant is of a character or is engaged in a business which is not appropriate for the Sublease Premises or has insufficient financial strength, considering the obligations involved, (v) the proposed assignee or subsubtenant is a government or governmental agency or not-for-profit entity, (vi) in case of a proposed subsublease covering less than all of the Sublease Premises, the area proposed to be subsubleased, the remaining area or the means of egress provided do not conform to applicable laws and requirements (it being understood that the foregoing are only examples of reasons for which Sublandlord may reasonably withhold consent and shall not be deemed to exclude other reasons similar or dissimilar), (B) Sublandlord shall be entitled in all instances to withhold its decision until Overlandlord has determined to grant or refuse consent, and (C) notwithstanding any consent or deemed consent granted by Sublandlord pursuant to this Section 8.8, the effectiveness of such assignment or subsublease shall be subject to (i) prior delivery of a fully-executed copy of such assignment or subsublease to Sublandlord, (ii) conformity of such assignment or subsublease, in all material respects, to the Term Sheet approved or deemed approved by Sublandlord, and (iii) in the case of a subsublease, such subsublease shall not seek to impose any obligation or liability upon Sublandlord. For the avoidance of doubt, Sublandlord’s consent to any subsublease shall not be deemed consent to any of the terms, conditions or provisions of such subsublease, and shall not create any privity of contract between any subsublessee and Sublandlord, expressly or by implication. In lieu of granting or withholding consent, Sublandlord may elect to terminate this Sublease (in case of a proposed assignment, or a proposed subsublease of all or substantially all of the Sublease Premises) or terminate this Sublease as to the portions of the Sublease Premises proposed to be subsublet (in case of a proposed subsublease). If Sublandlord elects to exercise its aforesaid right of termination, Sublandlord shall so notify

Subtenant, specifying in such notice the effective date of such termination, which shall be no earlier than the effective or commencement date provided for in the proposed assignment or subsublease, and no later than ninety (90) days thereafter, and upon such termination effective date this Sublease shall terminate (in whole or in part, as the case may be) and, in case of a partial termination, (a) such termination shall also apply to all portions of the Sublease Premises required for egress from the area proposed to be subsubleased or the remaining area, (b) the Rent hereunder shall be proportionately reduced, and (c) Sublandlord shall perform, and Sublandlord and Subtenant shall share equally in the cost of, all work required to separate the area proposed to be subsubleased from the remaining area and/or to provide required egress.

8.9	In the event of any assignment or subsublease, Subtenant shall pay to Sublandlord, as additional rent, 50% of (x) any consideration, excluding payment for leasehold improvements or personal property, paid by the assignee or subsubtenant for or in connection with the assignment or subsublease and, in the case of subsublease, the excess of the amount of rent paid for the sublet space by the subsubtenant over the Base Rent and additional rent hereunder for the sublet space during the term of the subsublease, minus (y) reasonable out-of-pocket expenses incurred by Subtenant in connection with the assignment or subsubletting, including, without limitation, any Alterations to the Sublease Premises incident to such assignment or subsublease, reasonable brokerage commissions paid in connection with such assignment or subsublease, marketing costs, any improvement allowance or other economic concession (such as planning allowances or moving expenses) paid by Subtenant to or for the subsublessee or assignee and lease takeover payments. Subtenant’s payments under this Section shall be due within thirty (30) days of Subtenant’s receipt of any such consideration or excess rent, and within 90 days after the end of each calendar year Subtenant shall furnish to Sublandlord an annual accounting of all receipts and disbursements under this Section. If there is more than one subsublease under this Sublease, the amounts (if any) to be paid by Subtenant to Sublandlord pursuant to this Section shall be separately calculated for each subsublease and amounts due Sublandlord with regard to any one subsublease shall not be reduced by reason of any other subsublease. Sublandlord shall have the right, upon reasonable advance notice to Subtenant, to audit Subtenant’s books and records relative to the matters referenced in this Section.

8.10

Notwithstanding anything contained in this Section 8 to the contrary, Subtenant shall have the right, from time to time with written notice to Sublandlord but without Sublandlord’s consent (provided that the foregoing shall not obviate any requirement to obtain the consent of Overlandlord under the Overlease), and without being subject to Sections 8.4, 8.8 and 8.9, to assign this Sublease by agreement, or by operation of law in the case of a merger, or subsublet all or any part of the Sublease Premises to (a) any entity owned or controlled by Subtenant; (b) any entity of which Subtenant is a subsidiary; (c) any entity that is under common ownership or control with Subtenant; (d) an entity into which Subtenant is merged or consolidated; or (e) any entity that acquires all or substantially all of the assets or stock of Subtenant, provided that such third party assumes all of the obligations and liabilities of Subtenant arising under this Sublease Subtenant agrees to provide Sublandlord with prior written notice of any transaction falling within the purview of this Section 8.10, containing sufficient information and documentation to enable Sublandlord to confirm that all of the requirements of this Section 8.10 have been satisfied.

9.	Electricity

9.1	Tenant’s use of electricity shall not at any time exceed the capacity of the electrical system within or serving the Sublease Premises and Tenant shall not overload any component of such system. In no event shall Subtenant draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Sublease Premises are capable of safely supplying.

9.2	In no event shall Sublandlord have any liability for any defect in, or any interruption or failure of, the electricity furnished to the Sublease Premises. Landlord shall not be deemed to have made any representation with respect to the capacity of electrical system within or serving the Sublease Premises or the amount of electricity available in the Sublease Premises. If and to the extent that Sublandlord receives an abatement of rent under the Overlease relative to the Sublease Premises by reason of an interruption of electricity service, Subtenant shall receive an abatement of Base Rent hereunder.

9.3	As of the date of this Sublease, tenants and subtenants of the Building may order overtime hours of lighting (lighting in excess of 260 hours per month) by way of an automated telephone ordering system, pursuant to a unique identification number given to each user of the system, with Overlandlord directly billing each user of the system for its overtime hours. For so long as such ordering and direct-billing system is in place, Subtenant shall pay for such overtime hours ordered by Subtenant directly to Overlandlord. If the ordering and direct-billing system described above (or substantially similar direct-bill system) shall no longer be used by Overlandlord, then (i) if Overlandlord shall bill Sublandlord for amounts attributable solely to overtime hours of lighting that are ordered by Subtenant, Subtenant shall reimburse Sublandlord for all such amounts within thirty (30) days of written demand, or (ii) if Overlandlord shall bill Sublandlord for amounts attributable to overtime hours of lighting that relate to the Sublease Premises and to other portions of the Overlease Premises, then the amount allocable to the Sublease Premises shall be determined by Sublandlord in a commercially reasonable manner and Subtenant shall reimburse Sublandlord for such amount within thirty (30) days of written demand).

9.4	In respect of electricity for incidental uses (as such term is defined in the Overlease), Subtenant shall pay to Sublandlord, as additional rent, an amount per annum equal to the Incidental Electric Charge (as hereinafter defined). The Incidental Electric Charge shall be paid in monthly installments, together with each payment of Fixed Rent.

9.4.1	Subject to adjustment as provided in Section 9.4.2 below, the Incidental Electric Charge shall equal $1.25 per square foot of rentable area per annum.

9.4.2

If Sublandlord shall believe that the Incidental Electric Charge does not reflect the cost to Sublandlord of the incidental electricity furnished to Subtenant Sublandlord may cause Sublandlord’s electric consultant to survey the equipment in the Sublease Premises and Subtenant’s usage and to estimate the annual cost to Sublandlord of the incidental electricity furnished to Subtenant, considering consumption, demand and all other relevant factors and based on the electric rate schedule pursuant to which Sublandlord purchases electricity. If the annual cost estimated by Sublandlord’s consultant exceeds the Incidental Electric Charge then in effect, the Incidental Electric Charge shall be increased by the amount of such excess, effective as of the date of the survey or, if performed within 180 days of the date on which Subtenant opened for business in the Sublease Premises, effective as of the date of such opening. The amount of any such increase for any period from the effective date of the increase to the last day of the month in which Subtenant receives notice of the increase shall be paid within ten (10) business days following Subtenant’s receipt of Sublandlord’s statement, including a copy of the report from Sublandlord’s electrical consultant. Any determination of Sublandlord’s electrical consultant under this Section shall be binding and conclusive on Subtenant unless within 90 days after Subtenant’s receipt of such determination Subtenant notifies Sublandlord that Subtenant disputes such determination, identifies in Subtenant’s notice Subtenant’s electrical consultant and delivers to Sublandlord a copy of Subtenant’s electric consultant’s determination. If Sublandlord’s consultant and Subtenant’s consultant fail to agree on the determination in question within 30 days following Sublandlord’s receipt of Subtenant’s notice of dispute, Sublandlord’s electric consultant and Subtenant’s electric consultant shall, within 40 days following Sublandlord’s receipt of Subtenant’s notice of dispute, designate an independent electric consultant to make the determination. The independent electric consultant must be a person having not less than 10 years experience as an electric consultant for commercial office buildings. If the independent electric consultant is not designated within 40 days following Sublandlord’s receipt of Subtenant’s notice of dispute, the independent electric consultant shall be designated by the Chicago office of the American Arbitration

Association (or any successor organization) under its then expedited rules at the request of either Sublandlord or Subtenant. The determination of the independent electric consultant shall be binding and conclusive on Sublandlord and Subtenant. Sublandlord and Subtenant shall each pay their own expenses of this procedure, except the fees and expenses of the independent electric consultant or the American Arbitration Association (or any successor organization) shall be paid 50 percent by Sublandlord and 50 percent by Subtenant. Pending the resolution of any dispute, Subtenant shall pay to Sublandlord any increase in the Incidental Electric Charge determined by Sublandlord’s electric consultant. If it is determined that the increase is less than the increase determined by Sublandlord’s electric consultant, Sublandlord shall credit the overpayment against the Subtenant’s next payments under this lease or if any overpayment is due Subtenant at the Expiration Date, Sublandlord shall promptly pay that overpayment to Subtenant.

9.5	Sublandlord may at any time, by written notice to Subtenant, elect to submeter the incidental electricity provided to the Sublease Premises. If Sublandlord gives that notice this Sublease shall continue in full force and effect unaffected thereby, except that (a) Sublandlord shall, at Sublandlord’s expense, furnish, install and maintain any submeter and other equipment in order for Subtenant’s electricity to be separately measured, and (b) from and after the date the submeter and equipment are placed in service (i) no Incidental Electric Charge shall be payable and (ii) in lieu thereof, Subtenant shall pay to Sublandlord for Subtenant’s electricity usage, for any submeter billing period, within thirty (30) days following Subtenant’s receipt of Sublandlord’s statement, an amount determined by applying Subtenant’s consumption of (KWH) and demand for (KW) electricity as measured by the submeter to the rate schedule pursuant to which Sublandlord purchases electricity (“Base Electric Charge”); provided, however, that if the submeter does not measure demand for electricity then the Base Electric Charge shall be equal to the product of Subtenant’s consumption of (KWH) electricity as measured by the submeter multiplied by the average cost per KWH of the electricity purchased by Sublandlord for the utility billing period most closely corresponding to such submeter billing period. Such average cost shall be calculated for any utility billing period by dividing (i) the total cost incurred by Sublandlord (including consumption (KWH) related and demand (KW) related charges) for such utility billing period by (ii) the consumption (KWH) for such utility billing period. If more than one submeter measures Subtenant’s electricity, the electricity supplied through each submeter may be computed and billed separately in accordance with this Section.

9.6

If Sublandlord verifies (by a writing from Overlandlord) that the existing Building electrical system is available and suitable for use by Subtenant and will safely provide incidental electricity to the Sublease Premises, then Sublandlord may at any time, by written notice to Subtenant, elect to discontinue providing incidental electricity to the Sublease Premises. If

Sublandlord gives that notice this Sublease shall continue in full force and effect unaffected thereby, except that (a) Subtenant shall, at Subtenant’s expense, diligently arrange to obtain incidental electricity from the utility or other supplier providing electricity to the Building by means of the existing Building electrical system, (b) Sublandlord shall, at Sublandlord’s expense, furnish and install any additional equipment (including any meters) required in order for Subtenant to obtain incidental electricity directly from the utility or other supplier, (c) from and after the date Subtenant receives electricity from the utility or other supplier, no Incidental Electrical Charge shall be payable, and (d) Sublandlord shall continue to provide incidental electricity to the Sublease Premises until the utility or other supplier is prepared to supply it so that delivery of electricity to the Sublease Premises is not interrupted.

10.	Alterations

10.1

Subtenant shall not make any alterations, installations, additions or improvements (“Alterations”) in or to the Sublease Premises without first having obtained the consent of (which term, as used herein, shall include approval of plans and specifications by) Overlandlord (except to the extent that, pursuant to the Overlease, Overlandlord’s consent is not required) and Sublandlord (except to the extent that, pursuant to the Overlease, Overlandlord’s consent is not required). Sublandlord shall not unreasonably withhold, condition or delay its consent provided that the proposed Alterations are consistent with the permitted uses of the Sublease Premises and will not adversely affect the mechanical, electrical, plumbing, HVAC or fire and life safety systems or structural components of the Building, the Overlease Premises or the Sublease Premises and will not require there to be provided to the Sublease Premises services or utilities in excess of that provided for in this Sublease. In the performance of Alterations, Subtenant shall use only architects, engineers, contractors and subcontractors approved by Sublandlord and Overlandlord. In furtherance of the foregoing, and in connection with any Alterations that require the consent of the Overlandlord and/or Sublandlord hereunder, Subtenant shall furnish to Sublandlord detailed plans and specifications therefor, and Subtenant shall (i) diligently review said plans, and shall respond thereto within thirty (30) days of submission to Sublandlord, with approval or disapproval (and in the case of disapproval, with appropriate comments and suggestions thereto), and (ii) if consent is required under the Overlease, promptly submit said plans to Overlandlord for its review. If Sublandlord fails to respond to Subtenant within such thirty (30) day period, then Subtenant may thereafter submit to Sublandlord a notice requesting approval of such plans and specifications that states clearly, in 14-point type or larger: “THIS IS A REQUEST FOR APPROVAL OF A PROPOSED ALTERATION. IF SUBLANDLORD DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE, APPROVAL OF SUCH PROPOSED ALTERATIONS BY SUBLANDLORD SHALL BE DEEMED GIVEN”. If Sublandlord fails to respond in writing within five (5) business days of receipt of such notice, then Sublandlord’s approval to such proposed alterations shall be deemed given. If Subtenant shall revise and resubmit any such plans and specification, Sublandlord shall (i) diligently review said revised plans, and shall respond thereto within ten (10) days of submission to Sublandlord, and (ii) if consent is required under the Overlease, promptly submit said revised plans to Overlandlord for its review. If Sublandlord fails to respond to Subtenant within such ten (10) day period, then Subtenant may also thereafter submit to Sublandlord a notice requesting approval of such revised plans and specifications that states clearly, in 14-point type or larger: “THIS IS A REQUEST FOR APPROVAL OF A PROPOSED ALTERATION. IF SUBLANDLORD DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE, APPROVAL OF SUCH PROPOSED ALTERATIONS BY SUBLANDLORD SHALL BE DEEMED GIVEN”. If Sublandlord fails to respond in writing within five (5) business days of receipt of such further notice, then Sublandlord’s approval to such proposed alterations shall be deemed given.

10.2	If and whenever Subtenant shall make any Alterations, Subtenant shall observe and perform (a) all of the terms, covenants and conditions contained in, or imposed by Overlandlord pursuant to, the Overlease, including the payment of all fees, charges and amounts payable under the Overlease, and (b) any additional terms, covenants and conditions imposed by Sublandlord with respect to such Alterations including requiring Subtenant to furnish Sublandlord with (i) security for the payment of all costs to be incurred in connection with such Alterations (solely to the extent required by the Overlandlord), (ii) builders risk insurance, workers compensation coverage and insurance against liabilities which may arise by reason of such Alterations, (iii) plans and specifications plus permits necessary for such Alterations and (iv) following completion, “as-built” drawings. In addition, Subtenant shall pay to Sublandlord all of Sublandlord’s reasonable out of pocket costs and expenses (including without limitation cost and expenses for review and approval of plans and specifications and for inspections) incurred by Sublandlord in connection with such Alterations, not to exceed $1,000.

10.3	Subtenant will not permit any mechanic’s or materialmen’s lien or other lien to be placed upon the Sublease Premises, the Overlease Premises or the Building in respect of any work, services or materials furnished or claim to have been furnished to Subtenant, and if any such lien is filed Subtenant shall, within ten (10) business days after Sublandlord has delivered notice of the filing thereof to Subtenant, either pay the amount of the lien and cause the lien to be released of record, or bond such lien and diligently contest same. If Subtenant shall not timely remove or bond such lien, Sublandlord may do so by payment, bonding (if authorized by law) or otherwise and, in such a case, Subtenant shall reimburse Sublandlord as additional rent upon demand for any sums incurred by Sublandlord for that purpose (including reasonable attorneys’ fees).

10.4	If at the expiration or sooner termination of the Overlease, Sublandlord will be required by the Overlease to perform any removal, restoration or repair work relative to the Sublease Premises, Subtenant shall perform such removal, restoration or repair work prior to the expiration or sooner termination of this Sublease and, if and to the extent that Subtenant does not do so, Subtenant shall reimburse Sublandlord for any costs incurred by Sublandlord on account thereof; provided, however, that Subtenant shall not be required to remove from the Sublease Premises any Alterations not made by Subtenant. Subtenant shall not have the right to make the Alterations contemplated by the second paragraph of Section 8(a) of the Overlease.

10.5	Subtenant shall indemnify and hold harmless Overlandlord and Sublandlord from any and against any loss, cost, damage or expense arising out of any Alterations made by Subtenant, including reasonable attorneys fees incurred in connection with any claim therefor.

10.6	Sublandlord shall provide Subtenant with the Tenant Improvement Allowance Amount. Subtenant may apply the Tenant Improvement Allowance to all hard and soft costs associated with the Initial Alterations (defined below) including, without limitation, the cost to prepare space plans and working drawings, the cost to obtain permits and other similar approvals, and the costs of labor and materials incorporated into the Initial Alterations (including costs of data and telephone cabling, and costs of furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications equipment). Sublandlord shall disburse such allowance to Subtenant within thirty days after Subtenant’s request accompanied by (i) an affidavit from Subtenant’s architect confirming that all of the Alterations performed by Subtenant in order to prepare the Sublease Premises for its initial occupancy (“Initial Alterations”) have been completed in accordance with plans and specifications approved by Overlandlord and Sublandlord, (ii) paid and receipted invoices, sworn statements and lien waivers from all contractors and subcontractors, (iii) evidence that the Building, the Overlease Premises and Sublease Premises are free from any mechanics or other liens arising out of the Initial Alterations, (iv) all final governmental approvals and sign-offs required in connection with the Initial Alterations, and (v) any other documentation required by the Overlease to be submitted to or issued by Overlandlord in connection with such Initial Alterations. If the cost of the Initial Alterations shall be less than the Tenant Improvement Allowance Amount, then Sublandlord agrees that the difference between the Tenant Improvement Allowance Amount and the cost of the Initial Alterations shall be credited against the next sums of Base Rent due following completion of the Initial Alterations.

11.	Casualty and Condemnation.

11.1	If all or any part of the Sublease Premises are damaged by fire or other casualty, (a) Subtenant shall notify Sublandlord, (b) if Sublandlord is entitled to an abatement of Base Rent under Article 2 of the Overlease and Additional Rent under Article 3 of the Overlease with respect to any portion of the Sublease Premises with respect to any day then Subtenant shall be entitled to an abatement of rent under Section 3.1 and 3.2 of this Sublease with respect to such portion of the Sublease Premises with respect to such day, and (c) except to the extent that Overlandlord is required to repair and/or restore the Sublease Premises, Subtenant shall repair and/or restore the Sublease Premises, except that Subtenant shall not be obligated to repair and/or restore any of the structural elements of the Building (which elements, among other things, Overlandlord is required to repair and/or restore pursuant to Section 6(a) of the Overlease). Sublandlord shall be responsible for repair and/or restoration of any common areas on Subtenant’s floor and outside of the Sublease Premises that Overlandlord is not obligated to, or does not, repair and/or restore.

11.2	If all or any part of the Sublease Premises are taken by condemnation or eminent domain, (a) this Sublease shall be deemed terminated with respect to the premises taken, (b) Sublandlord shall be entitled to the entire award in respect thereof, and (c) if less than all of the Sublease Premises are taken the rent hereunder shall be abated in proportion to the portion taken.

11.3	Except to the extent caused by the negligence or willful misconduct of Sublandlord or its employees, agents or contractors, but subject to Section 10(a) of the Overlease as incorporated herein, Sublandlord shall not be liable to Subtenant for or with respect to any fire or other casualty, or any taking, or any damage to property or interference with occupancy or business that may result therefrom or that may result from any repairs or restoration work.

11.4	Notwithstanding anything to the contrary contained in this Sublease, if all or any part of the Sublease Premises are damaged by fire or other casualty, and (i) such casualty occurs during the last twelve (12) months of the term of this Sublease, and (ii) in the reasonable, good faith judgment of Subtenant , the damage to the Sublease Premises is likely to render the Sublease Premises untenantable (meaning Subtenant’s inability to reasonably use the Sublease Premises or a material portion thereof in the normal course of its business) for a period in excess of thirty (30) days from the date of such damage, then Subtenant shall have the right, by written notice to Sublandlord within thirty (30) days after such damage, to terminate this Sublease as of the date of Subtenant’s notice. If Subtenant does not elect to terminate this Sublease, then Sublandlord shall use its reasonable efforts to cause Overlandlord to repair and restore the Sublease Premises to the extent of Overlandlord’s obligations with respect to same under the Overlease.

12.	Security Deposit

12.1	Within five (5) business days after Subtenant receives a copy of Overlandlord’s written consent to this Sublease, Subtenant shall deliver to Sublandlord a security deposit in the Required Security Deposit Amount to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. The Required Security Deposit shall bear interest at a rate of 2% per annum. If Subtenant defaults in the observance or performance of any of such terms and conditions and such default continues after any applicable notice and cure period provided for herein, Sublandlord may use or apply all or any part of such security deposit for the payment of any rent not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord. If Sublandlord shall use or apply all or any part of such security deposit, Subtenant shall immediately upon written notice from Sublandlord, deliver to Sublandlord additional funds so as to restore the security deposit to the Required Security Deposit Amount. If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the security deposit, or so much thereof as shall not have been used or applied in accordance with this Section 12, together with all interest thereon, shall be returned to Subtenant within thirty (30) days after the expiration or sooner termination of this Sublease, the vacation and surrender of the Sublease Premises in accordance with this Sublease and the performance by Subtenant of all of its obligations under this Sublease. Subtenant shall not assign (other than to an assignee of this Sublease) or encumber its interest in the security deposit and no such assignment or encumbrance shall be valid or binding upon Sublandlord.

12.2	Notwithstanding the foregoing, Subtenant may post the security deposit by means of a clean irrevocable letter of credit in the form of Exhibit D in the amount of the Required Security Deposit Amount naming Subtenant as the account party and Sublandlord as the beneficiary and in an amount equal to the Required Security Deposit Amount and issued by a bank satisfactory to Sublandlord (the “Letter of Credit”). Sublandlord shall have the right to draw the full amount of the Letter of Credit whenever, pursuant to Section 12.1 of this Sublease, Sublandlord would have the right to use or apply all or any portion of the security deposit provided for therein; provided, however, that if, pursuant to Section 12.1 of this Sublease Sublandlord shall have the right to use or apply only a portion of the security deposit provided for therein then the balance of the amount so drawn shall be held by Sublandlord pursuant to Section 12.1 of this Sublease (and, as provided in Section 12.1 of this Sublease, Subtenant shall immediately deposit additional funds or an additional Letter of Credit so that the total amount so held shall equal the Required Security Deposit Amount).

12.3	The aforesaid letter of credit shall have an initial term of one year and shall provide that it shall automatically renew for successive periods of one year through a date no earlier than the date 60 days after the expiration date of this Sublease unless at least 45 days prior to the then scheduled expiration date of the letter of credit the issuing bank shall notify Sublandlord that such letter of credit will not be renewed. If Sublandlord shall receive any such notice of renewal Sublandlord shall have the right to draw the full amount of the aforesaid letter of credit in which case Sublandlord shall hold the same pursuant to Section 12.1 of this Sublease. (including the obligation to deposit additional security if any of such security is use or applied as provided in Section 12.1 of this Sublease).

13.	Notices

Any notice or other communication under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or nationally recognized overnight courier service, addressed to the party for whom intended at its address set forth on the signature page hereof, or to such other address as such party shall have designated by notice to the other in the manner herein prescribed. Any such notice, etc. shall be deemed given when delivered or refused or when delivery is attempted on a business day.

14.	Broker

Subtenant and Sublandlord each represent and warrant to the other that it has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker and agrees to indemnify the other against any claim for commission or other compensation in connection with this Sublease made against the other by any other broker, agent or finder with whom it has dealt, or is claimed to have dealt, in connection with this Sublease, and all costs, expenses and liabilities in connection therewith, including reasonable attorneys’ fees and disbursements incurred by the other in the defense of any such claim. Sublandlord shall pay the commission due the Recognized Broker if, as and when provided for in a separate agreement.

15.	Overlandlord Consent

This Sublease is subject to Overlandlord’s consent to this Sublease. Promptly following the full execution and delivery of this Sublease, Sublandlord shall request and diligently pursue Overlandlord’s written consent to this Sublease and pay any fees or charges expressly provided for in the Overlease, but shall not be required to pay any additional consideration to Overlandlord. Subtenant agrees promptly to provide any financial or other information requested by Overlandlord, and to execute any documents required by Overlandlord (and reasonably acceptable to Subtenant) in connection with consent to this Sublease. If Overlandlord’s consent to this Sublease is not received within sixty (60) days of the full execution and delivery hereof, either party by notice to the other given prior to the receipt of Overlandlord’s consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Subtenant waives any claim against Overlandlord arising out of any failure or refusal by Overlandlord to grant consent. Sublandlord also agrees to use its best efforts (at no out-of-pocket cost to Sublandlord) to assist in facilitating Overlandlord’s response to Subtenant’s proposed plans and specifications for Subtenant’s Initial Alterations, including promptly submitting, at Subtenant’s request, Subtenant’s proposed plans and specifications for Subtenant’s Initial Alterations, and otherwise corresponding and/or meeting with Overlandlord or its engineers, if necessary, provided, however, that the failure of Overlandlord to approve such plans shall not affect the validity of this Sublease or Overlandlord’s consent to this Sublease.

16.	Intentionally Deleted

17.	Right of Relocation

17.1

Sublandlord shall have the right to relocate Subtenant to other premises in the Building which are comparable in terms of quality, size and build-out and located on or above the 20th floor of the Building and having a commercially leaseable number of perimeter exterior windows (which may be different from the number of perimeter exterior windows in the original premises) (“Relocation Premises”) and which may be within the Overlease Premises or elsewhere in the Building, provided, such premises may only be located elsewhere in the Building if such premises is leased by Sublandlord pursuant to a lease from the Overlandlord that is no less favorable to Subtenant in its application to Subtenant, in any material respect, than the Overlease. In order to exercise this right, Sublandlord shall give Subtenant notice (a “Relocation Notice”) specifying the Relocation Premises and, if any work will be performed in order to conform the Relocation Premises to the requirement of the first sentence of this Section (“Sublandlord’s Relocation Work”), an outline plan and specifications therefor; provided, however, that such notice shall not be effective unless Overlandlord has consented to the relocation (whether or not the Relocation Premises are within the Overlease Premises). The Relocation Notice must be given, if at all, within the period ending two (2) years from the Commencement Date. If Subtenant believes that the Relocation Premises (including any Sublandlord’s Relocation Work described in the Relocation Notice) will not conform to the requirements of the first sentence of this Section 17.1, Subtenant shall so notify Sublandlord within thirty (30) days of Subtenant’s receipt of the Relocation Notice (a “Relocation Dispute Notice”) and, if Subtenant shall timely give such a Relocation Dispute Notice and the dispute is not resolved within five (5) days thereafter, the dispute shall be resolved pursuant to the expedited arbitration rules of the American Arbitration Association. If Subtenant shall fail timely to give such a Relocation Dispute Notice, the Relocation Premises shall be deemed to conform to the requirements of the first sentence of this Section 17.1 and Subtenant shall be deemed to have waived any right to assert to the contrary. If either (i) the dispute shall be resolved in Sublandlord’s favor, or (ii) Subtenant shall fail timely to give a Relocation Dispute Notice then, subject to Section 17.3 and Section 17.4, as soon as the Relocation Premises are available to Subtenant (and Sublandlord’s Relocation Work, if any, is substantially completed), but not sooner than 90 days after the date of Sublandlord’s Relocation Notice, (a) Subtenant shall vacate and surrender the Sublease Premises originally demised herein in its as-is, where-is condition, (b) the Sublease Premises originally demised herein shall be deemed released from this Sublease, (c) the term “Sublease Premises” as used herein shall be deemed to refer to the Relocation Premises in lieu of the Sublease Premises originally demised herein, and (d) if the rentable area of the Relocation Premises is less than the Sublease Premises Rentable Area, then Base Rent and Subtenant’s Share shall be reduced accordingly. Sublandlord shall reimburse Subtenant for the reasonable out-of-pocket costs and expenses incurred by Subtenant for (i) relocating, reassembling and connecting its furniture and equipment and voice/data service from the Sublease Premises originally demised herein to the Relocation Premises and (ii) reprinting of stationery.

17.2	Subtenant shall join in the execution of any instrument reasonably requested by Sublandlord or Overlandlord to confirm the Subtenant’s relocation pursuant to this Section 17 and the leasing of the Relocation Premises, but no failure of Subtenant to do so shall affect such relocation or leasing.

17.3	If Sublandlord shall give Subtenant a Relocation Notice then Subtenant shall have the right, by notice to Sublandlord given within thirty (30) days of its receipt of such Relocation Notice, to terminate this Sublease effective upon the date hereinafter described; provided, however, that there shall be no extension of the aforesaid thirty (30) day period by reason of any dispute under Section 17.1 or any Relocation Dispute Notice. If Subtenant shall give a valid and timely notice of termination, then

17.3.1	Sublandlord’s Relocation Notice shall be of no effect and Subtenant shall not be required to relocate and

17.3.2	subject to Section 17.4, (a) Sublandlord shall, within ninety (90) days of Sublandlord’s receipt of Subtenant’s notice of termination, notify Subtenant of the effective date of such termination (which shall be no earlier than 90 days after the date of Sublandlord’s notice pursuant to this clause (a)), (b) Subtenant shall continue to be liable for all Rent hereunder through such effective date so specified by Sublandlord, and (c) upon such effective date so specified by Sublandlord this Sublease shall terminate and expire as if such effective date so specified by Sublandlord had been originally provided herein as the expiration date.

17.4	Sublandlord shall have the right, by notice to Subtenant at any time prior to Subtenant’s relocation pursuant to Section 17.1 or the giving of Sublandlord’s notice under clause (a) of Section 17.3.2), to withdraw its Relocation Notice, in which case the parties shall be restored to their respective positions as if such Relocation Notice had never been given (and, if Subtenant shall have exercised its right under Section 17.3 the same shall be void). Sublandlord’s exercise of its rights under this Section shall not prejudice Sublandlord’s right to give a subsequent Relocation Notice under Section 17.1.

17.5	Notwithstanding any other provision of this Section 17, Sublandlord shall not give any Relocation Notice unless, at time of the Sublandlord’s doing so, its purpose in doing so is to facilitate a lease or sublease, for a tenant or subtenant, of no less than 100,000 rentable square feet in the Building, inclusive of the Sublease Premises.

18.	End of Term

18.1	Upon the expiration or sooner termination of this Sublease (a) Subtenant (and all other occupants) shall vacate and surrender the Sublease Premises, broom clean and in at least as good a condition as it was on the date of this Sublease (except for damage for which Subtenant is not responsible under this Sublease and ordinary wear and tear) and otherwise as may be required by this Sublease, including Section 10.4 of this Sublease, and (b) Subtenant shall remove all of Subtenant’s property.

18.2	If the Sublease Premises are not vacated and surrendered in accordance with this Sublease, on the date required by this Sublease, Subtenant shall be liable to Sublandlord for (a) all losses, costs, liabilities and damages which Sublandlord incurs by reason thereof, including reasonable attorneys’ fees, and (b) per diem use and occupancy in respect of the Sublease Premises equal to twice the Rent payable under this Sublease for the last year of the term (which Sublandlord and Subtenant presently agree is the Rent to which Sublandlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event, however, shall this Section be construed as permitting Subtenant (and all other occupants) to remain in possession of the Sublease Premises after the expiration or sooner termination of this Sublease.

18.3

Subtenant’s specifically acknowledges and agrees that if Subtenant holds over in possession of the Sublease Premises beyond the expiration or sooner termination of the Overlease such hold over by Subtenant will constitute a holding over by Sublandlord (as tenant under the Overlease) of the entire Overlease Premises and that, in such a case, (a) Sublandlord will be liable for holdover rent and damages with respect to the entire Overlease Premises, and (b) Subtenant shall be liable to Sublandlord for the entire amount of such holdover rent and damages with respect to the entire Overlease Premises

(the “Overlease Holdover Rent and Damages”); provided, however, that if Subtenant and one or more other subtenants of Sublandlord holds over beyond the expiration or sooner termination of the Overlease Sublandlord shall be entitled to recover all or any portion of the Overlease Holdover Rent and Damages from Subtenant or from any one or more other subtenants (as Sublandlord shall elect from time to time) so long as Sublandlord shall not recover more than 100% of the Overlease Holdover Rent and Damages in the aggregate from Subtenant and all such other subtenants.

19.	Miscellaneous

19.1	In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant’s sole remedy, except as next provided, shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies (including money damages) which would otherwise be available being hereby waived by Subtenant. In any such action, the substantially prevailing party shall be entitled to reimbursement of its legal fees and expenses from the other party.

19.2	Subtenant and Sublandlord each agree that neither it, nor any of its affiliates, agents, contractors or representatives, shall, (i) use in advertising, publicity, marketing or other promotional materials or activities, signage or otherwise the name of the other party or any affiliate of the other party or any officer or employee of the other party or any affiliate of the other party, or any abbreviation, contraction or simulation thereof, or any symbol, tradename, trademark, trade device or service mark of or owned by the other party or any affiliate of the other party; or (ii) represent, directly or indirectly, that any product or service provided by it or any of its affiliates, agents, contractors or representatives has been approved or endorsed by the other party or any affiliate of the other party, or (iii) except as required under applicable law, discuss with, or comment to unrelated third-parties or members of the press, regarding the existence or terms of this Sublease or any of the other party’s activities, or the status, terms or outcome of any negotiations between Sublandlord and Subtenant or the terms of this Sublease or other transaction between Sublandlord and Subtenant.

This Section shall survive the expiration or sooner termination of this Sublease.

19.3	Sublandlord shall provide Building-standard signage to Subtenant at no charge for the elevator lobby of the 48th floor, subject to approval by Overlandlord. In addition, Subtenant shall be permitted to install a sign on the entrance to the Sublease Premises. In each case, Subtenant’s signs may state, in addition to the name of Subtenant, the following “Member NYSE, NASD, SIPC & NFA.”

19.4	Subtenant represents and warrants to Sublandlord that, as of the date of the entering into of this Sublease, no representative, officer, agent or employee of Sublandlord or of any of Sublandlord’s representatives, agents or affiliates has been offered by or received from Subtenant or any of Subtenant’s representatives, officers, agents, employees or affiliates, directly or indirectly, any benefit, fee, commission, dividend, gift, cash, gratuity, services or consideration or inducements of any kind in connection with this Sublease.

Subtenant shall not offer, and shall not suffer or permit any of its representatives, officers, agents, employees or affiliates to offer, directly or indirectly, to any representative, officer, agent or employee of Sublandlord or of any of Sublandlord’s representatives, agents or affiliates any benefit, fee, commission, dividend, gift, cash, gratuity, services or consideration or inducements of any kind in connection with this Sublease.

Subtenant confirms that it has been advised and instructed by Sublandlord that Sublandlord and its affiliates have a policy that prohibits any actions in violation of the Foreign Corrupt Practices Act, 15 USCA § 78dd-1 et seq. and §78ff (the “FCPA”). Among other things, this policy forbids Subtenant and its representatives, agents and affiliates, as well as Sublandlord and its representatives, agents and affiliates, from offering or promising to transfer, and from transferring or authorizing the transfer of, any money or thing of value to any foreign official, party or candidate to act or to refrain from acting in their official capacity, either directly or indirectly, in order to assist in obtaining or retaining business for or with Sublandlord or any of its affiliates or directing business to any other person or entity. As used in this paragraph, the term “foreign official” includes officers or employees of a foreign government, any department or agency of a foreign government, or anyone acting in any official capacity on behalf of such government. Subtenant hereby represent that it has not taken, or suffered or permitted any of its representatives, agents or affiliates to take, any action in violation of the FCPA and agrees that it shall observe and comply, and cause its representatives, agents and affiliates to comply, with the terms and conditions of the FCPA and Sublandlord’s policy with respect thereto.

Subtenant shall not discriminate against any employee or applicant for employment because of race, creed, color, national origin or sex and will take affirmative action to ensure that they are afforded equal employment opportunities without discrimination because of race, creed, color, national origin or sex. Such action shall be taken with reference, but not be limited, to recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff or termination, rates of pay or other forms of compensation, and selection for training or retraining, including apprenticeship and on-the-job training.

19.5	This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto.

19.6	The submission of this document by Sublandlord to Subtenant shall not constitute an offer by Sublandlord and Sublandlord shall not be bound in any way unless and until this Sublease is executed and delivered by both parties.

19.7	If no other time or period is provided for Subtenant to make any payment hereunder, such payment shall be due within thirty (30) days of Sublandlord’s request.

19.8	The parties hereto hereby waive trial by jury in any action or proceeding arising under this Sublease. In any such action or proceeding, the prevailing party shall be entitled to recover its reasonable attorneys’ fees from the other party.

19.9	If and to the extent that any of the amounts payable by Subtenant to Sublandlord are subject to any sale or use or similar tax, Subtenant shall pay the same to Sublandlord and Sublandlord shall remit the same to the appropriate agency.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

Sublandlord
THE GOLDMAN SACHS GROUP, INC. a Delaware corporation

	By:	/s/ Anthony Cammarata Jr.
		Name:	Anthony Cammarata Jr.
		Title:	Authorized Signatory

Address for Notices:
85 Broad Street
New York, New York 10004
Attention:	Corporate Services
Anthony Cammarata

with a copy to:
85 Broad Street
New York, New York 10004
Attention:	Legal Department
Peggy Rawitt

Subtenant
TRADESTATION SECURITIES, INC., a Florida corporation

	By:	/s/ Marc J Stone
		Name:	MARC J. STONE
		Title:	VP and GEN COUNSEL

Address for Notices:

8050 SW 10TH Street, Ste. 4000

Plantation, FL 33324

Attn: Marc J. Stone

General Counsel